Exhibit 99.4

NETSOLVE, INCORPORATED

TERMS OF STOCK OPTION

This document sets forth the terms of a Stock Option granted by NetSolve, Incorporated, a Delaware corporation (the “Company”), pursuant to a Certificate of Stock Option Grant (“Certificate”) displayed at the website of Smith Barney Stock Plan Services. The Certificate, which specifies the person to whom the Stock Option is granted (“Grantee”) and other specific details of the grant, and the electronic acceptance of the Certificate at the website of Smith Barney Stock Plan Services, are incorporated herein by reference.

RECITALS:

WHEREAS, the Company desires, by affording Grantee an opportunity to purchase shares of its Common Stock, $.01 par value per share (the “Common Stock”), as hereinafter provided, to carry out the purposes of the Company’s Long-Term Incentive Compensation Plan, as amended (the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Option. Company hereby grants to Grantee, pursuant to the Plan, the terms and provisions of which are incorporated herein by reference, an option (the “Option”) to purchase all or any part of the aggregate number of shares of the Common Stock of the Company specified on the Certificate (the “Option Shares”), at the option price listed in the Certificate (the “Option Price”), during the period and subject to the conditions hereinafter set forth.

2. Option Period. The Option may be exercised in accordance with the provisions of Paragraphs 4 and 5 hereof during the option period (the “Option Period”), which shall begin on the grant date specified in the Certificate (the “Grant Date”) and shall end on the option expiration date defined in Paragraph 3 hereof (the “Option Expiration Date”). All rights to exercise the Option shall terminate on the Option Expiration Date.

3. Option Expiration Date. The Option Expiration Date shall be the date specified on the Certificate.

4. Exercise of Option.

(a) Except as provided in subparagraph 4(b), this Option shall be exercisable immediately at the Option Price per share specified on the Certificate, provided that: (i) such shares that have not vested in accordance with the vesting schedule on the Certificate will be subject to the Company’s repurchase right as stated in the Shareholder’s Agreement; and (ii) any portion of this Option which is exercisable in any year, but not exercised, may be carried forward and exercised in any future year during the Option Period.

(b) No fractional shares may be issued pursuant to the exercise of this Option. Furthermore, the exercise of this Option shall be subject to the condition that if at any time the Company shall determine in its sole discretion that the satisfaction of withholding tax or other withholding liabilities, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant hereto, then in any such event, such exercise shall not be effective unless such withholding, consent or approval shall have been effected or obtained free of all conditions not acceptable to the Company.

5. Manner of Exercise. Exercise of this Option shall be pursuant to the instructions displayed at the website of Smith Barney Stock Plan Services. In the event this Option shall be exercised, pursuant to Paragraph 6 hereof, by any person or persons other than the Grantee, such notice shall be accompanied by proof deemed appropriate by the Company of the right of such person or persons to exercise the Option. No Grantee or his legal representative, legatees or distributees, as the case may be, shall be or shall be deemed to be a holder of any shares subject to this Option unless and until certificates for such shares are issued to him or them upon the exercise of this Option. The Option Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

6. Rights in Event of Death or Termination of Employment.

(a) If Grantee dies prior to the termination of his right to exercise the Option in accordance with the provisions hereof and without having totally exercised the Option, the Option may be exercised, to the extent of the shares with respect to which the Option could have been exercised by Grantee on the date of Grantee’s death, by the Grantee’s estate or by the person who acquires the right to exercise the Option by bequest, inheritance, or by reason of the death of the Grantee, provided the Option is exercised prior to the Option Expiration Date or one (1) year from the date of the Grantee’s death, whichever occurs first.

(b) In the event that Grantee shall, at any time hereafter, cease to be an employee or director, as applicable, of the Company or any of its subsidiaries for any reason other than his death, the Option may be exercised, to the extent of the shares with respect to which the Option could have been exercised by Grantee on the date of such termination prior to the earlier of the Option Expiration Date or: (i) thirty (30) days after the date of such termination in the case of termination for any reason other than retirement, permanent disability or death; or (ii) three (3) months after the date of termination, in the case of termination by reason of retirement or permanent disability.

7. Transferability of Option. The Option is not transferable by Grantee other than by will or by the laws of descent and distribution in the event of Grantee’s death, in which event the

Option may be exercised by the heirs or legal representatives of the Grantee as provided in Paragraph 6 hereof. The Option may be exercised during the lifetime of the Grantee only by the Grantee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect except with the prior written consent of the Board of Directors of the Company (the “Board”).

8. Adjustments. The Option Shares and the Option Price may be adjusted to reflect, as deemed appropriate by the Board in its discretion, any stock dividend, stock split, reverse stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like of or by the Company. Decisions by the Board as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive on Grantee.

9. No Other Rights or Obligations. Grantee shall have no rights by reason of this Option as a stockholder with respect to any Option Shares until the date of the issuance of one (1) or more stock certificates to him for such shares pursuant to the due exercise of the Option. The granting of this Option does not confer on Grantee any continued right of employment with or service to the Company or any additional rights other than as expressly provided for herein. The parties understand that Grantee’s employment with the Company, if applicable, is on an “at will” basis and may be terminated by either party for any reason with or without cause. There is no obligation upon Grantee to exercise this Option or any part hereof.

10. Subject to Plan. This Option is subject to all of the terms and conditions of the Plan (as it may be amended from time to time). By acceptance hereof the Grantee acknowledges receipt of a copy of the Plan. In the event of any conflict between such terms and conditions and those set forth herein, the terms of the Plan shall govern and be determinative. Unless otherwise defined herein, each of the capitalized terms used herein shall have the meaning given to such term in the Plan.

11. Incentive Stock Option or Nonqualified Stock Option. To the extent permitted by applicable law, this Option is intended to qualify as an “incentive stock option” under the relevant provision of the Code, and shall be so construed; provided, however, that nothing in this Option nor in the Plan shall be deemed to be or interpreted as a representation, guarantee or other undertaking on the part of the Company that such Option is or will be determined to be an “incentive stock option” under the Code. In the event that this Option shall not qualify as an “incentive stock option” or for any reason the Grantee shall not be entitled to the favorable tax treatment currently applicable to the exercise of “incentive stock options” under certain conditions, this Option shall nevertheless continue to be exercisable in accordance with its terms. Grantee understands that he or she should consult with his or her own tax and/or financial advisor with respect to the effect of this Option.

12. Shareholder’s Agreement. The exercise of this Option is expressly conditioned upon the prior or contemporaneous execution by the Grantee and the Company of a Shareholder’s Agreement, as provided in the Plan. All rights of the Grantee and Grantee’s heirs, successors and assigns shall be determined by such agreement and Grantee and Grantee’s heirs, successors and assigns shall be bound thereby. The shares of Common Stock issued pursuant to the exercise hereof shall not be deemed to be “fully vested stock options” and shall be subject to the repurchase rights as provided in such Shareholder’s Agreement.

13. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	NetSolve, Incorporated
Attn: Secretary
950 Amberglen Boulevard
Austin, Texas 78729

If to Grantee:	Address of Grantee on file with Company

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Amendment. The Company shall have the right, without the consent or approval of the Grantee, to amend, modify, limit or terminate this Option or any term or provision hereof; provided, however, that no such action may be taken by the Company, not expressly provided for herein or in the Plan, in derogation of the vested rights of the Grantee, without the consent or approval of the Grantee. Any such action by the Board shall be final and binding on Grantee.

IN WITNESS WHEREOF, the parties hereunto set their hands as of the date the Certificate is accepted on the website of Smith Barney Stock Plan Services.

NETSOLVE, INCORPORATED

Kenneth C. Kieley, Vice President-Finance, Chief Financial Officer and Secretary

GRANTEE

(Acceptance designated electronically at the website of Smith Barney Stock Plan Services.)

SHAREHOLDER’S AGREEMENT

This document sets forth the terms of a Shareholder’s Agreement (the “Agreement”) entered into between NetSolve, Incorporated, a Delaware corporation (the “Company”), and the individual to whom an option was granted (“Grantee”) pursuant to a Stock Option displayed at the website of Smith Barney Stock Plan Services. The terms of the Stock Option and the Certificate of Stock Option Grant (“Certificate”) displayed at the website of Smith Barney Stock Plan Services are incorporated herein by reference.

WHEREAS, the Grantee has been granted an option to purchase shares of Common Stock of the Company under the Company’s Long-Term Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Grantee and the Company acknowledge that they are entering into this Agreement in accordance with the provisions of the Stock Option and the Plan.

NOW, THEREFORE, IT IS HEREBY AGREED:

1. Sale and Purchase of Shares. Pursuant to the terms and conditions of this Agreement, upon exercise of Grantee’s option, the Grantee shall purchase, and the Company shall sell to Grantee, all or any part of the aggregate number of shares of the Common Stock of the Company specified on the Certificate (the “Shares”) at the option price listed on the Certificate.

2. Company’s Right to Repurchase. The Shares shall be subject to the following right (“Repurchase Right”):

(a) If the Grantee should cease to be employed by the Company, for any reason or no reason, with or without cause, as determined by and in the sole discretion of the Board of Directors of the Company (excluding leave(s) of absence authorized under established Company policies, the Company (or, as provided in (c) below, its designee) shall have the right to repurchase from the Grantee, or the Grantee’s personal representative, as the case may be, all of the Shares subject to the Repurchase Right. The starting date for determination of the percentage of the Shares which are subject to the Repurchase Right shall be the Grant Date specified on the Certificate (the “Vesting Commencement Date”).

(b) The percentage of the Shares which are subject to the Repurchase Rights shall be determined as follows:

Length of Time Employee Has Been Employed by the Company since the Vesting Commencement Date	Percentage of Shares Subject to Repurchase Right
Less than 4 completed quarters	100%
4 completed quarters	75%
5 completed quarters	68.75%
6 completed quarters	62.50%
7 completed quarters	56.25%
8 completed quarters	50%
9 completed quarters	43.75%
10 completed quarters	37.50%
11 completed quarters	31.25%
12 completed quarters	25%
13 completed quarters	18.75%
14 completed quarters	12.50%
15 completed quarters	6.25%
16 completed quarters	None

A completed quarter excludes the time during which Grantee is on an approved leave of absence and the measurement of time from the Vesting Commencement Date shall abate during such time.

(c) Within sixty (60) days after the later of the date when Grantee’s active employment with the Company ceases, or the date any approved leave terminates (if Grantee fails to return to work within the time specified), upon notice to Grantee specifying the time, place and date for settlement, the Company (or, to the extent the Company is legally prohibited from exercising such right, its designee) shall repurchase from the Grantee, in cash, at Grantee’s original purchase price per share as set forth in Paragraph 1 above, the Shares which are subject to the Repurchase Right. If the Company is prohibited by law from fully exercising, or the Company (or its designee) fails to fully exercise this Repurchase Right within such sixty (60) day period, the Repurchase Right shall expire as to all Shares.

(d) Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company to terminate Grantee’s employment for any reason, with or without cause. Grantee’s active employment with the Company shall be deemed to have ceased upon Grantee’s termination of employment for any reason, retirement or disability.

3. Rights as Stockholder. Subject to the terms and conditions of this Agreement, Grantee shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date of issuance of the Shares until repurchase or other disposition of the Shares as provided for herein.

4. Stock Splits, Recapitalizations, Etc. If during the term of the Repurchase Right:

(a) there is any stock dividend, stock split, reverse stock split, reorganization, reclassification, recapitalization, spin-off or other change in the character or amount of the outstanding securities of the Company; or

(b) there is any consolidation, merger, or sale of all, or substantially all, of the assets of the Company;

then, in such event, any and all new, substituted or additional securities or property to which the Grantee is entitled by reason of ownership of the Shares shall be immediately subject to this Agreement and be included in the term “Shares” for all purposes of this Agreement, and the repurchase price per share specified in Paragraph 2(c) shall be appropriately adjusted by the Board of Directors of the Company.

5. Purchase of Additional Stock. If the Grantee at any time after the date of this Agreement acquires any capital stock of the Company pursuant to the Plan, in addition to that described in Paragraphs 1 and 4 above (“Additional Stock”), such Additional Stock shall be immediately subject to this Agreement and included in the term “Shares” for all purposes of this Agreement; provided, however, that:

(a) the repurchase price per share of such Additional Stock shall be the purchase price paid or to be paid by the Grantee therefor;

(b) any such Additional Stock purchased pursuant to a vested option shall be deemed to be fully vested and not subject to the Repurchase Right; and

(c) the “Vesting Commencement Date” for purposes of the Repurchase Right shall be the date of purchase by, or issuance to, Grantee of such Additional Stock unless otherwise specified by the Company’s Board of Directors at the time of such purchase or issuance.

6. Restrictive Legends. All certificates representing any Shares subject to the provisions of this Agreement shall have endorsed thereon the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDER’S AGREEMENT WHICH, AMONG OTHER THINGS, INCLUDES A RIGHT OF REPURCHASE OF THESE SECURITIES. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

7. No Obligation to Transfer. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

8. Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address contained in the Stock Option.

10. Governing Law. This Agreement shall be construed, governed and enforced in accordance with the laws of the State of Delaware.

11. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended with the written consent of the parties hereto, and no oral waiver or amendment shall be effective under any circumstances whatsoever.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, guardians and personal representatives. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto and their respective successors any legal or equitable right, remedy or claim under this Agreement.

13. Headings. Headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date the Certificate is accepted on the website of Smith Barney Stock Plan Services.

NETSOLVE, INCORORATED

Kenneth C. Kieley, Vice President-Finance, Chief Financial Officer and Secretary

GRANTEE:

(Acceptance designated electronically at the website of Smith Barney Stock Plan Services)